Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated April 20, 2009, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries and to the use of our report dated April 10, 2009, with respect to the financial statements of the T. Rowe Price Variable Annuity Account, included in Post-Effective Amendment No. 19 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 33-83238) and the related Statement of Additional Information accompanying the Prospectus for the
T. Rowe Price No-Load Variable Annuity and T. Rowe Price No-Load Immediate Variable Annuity.



Kansas City, Missouri
April 27, 2009